Exhibit 99.1

INFORMATION

FOR IMMEDIATE RELEASE

FURNITURE BRANDS INTERNATIONAL REPORTS
SALES AND EARNINGS FOR THE SECOND QUARTER OF 2005

St. Louis, Missouri, July 27, 2005 -- Furniture Brands International (NYSE:FBN) announced today its financial results for the second quarter of 2005.

Operating Results - Second Quarter

Net sales for the second quarter of 2005 were $593.8 million, compared with $593.1 million in the second quarter of 2004, an increase of 0.1%. Net earnings for the second quarter were $9.6 million, down from $16.6 million reported for the second quarter of last year. Diluted net earnings per common share were $0.18 as compared to $0.30 in the second quarter of last year.

Included in the 2005 second quarter net earnings were restructuring, asset impairment, and severance charges totaling $7.9 million ($12.2 million before income tax benefits) or $0.15 per diluted common share. The 2004 second quarter net earnings were negatively impacted by restructuring and asset impairment charges totaling $2.3 million ($3.6 million before income tax benefits) or $0.04 per diluted common share. Also included in the 2004 second quarter net earnings was a charge of $5.3 million ($8.3 million before income tax benefits) or $0.09 per diluted common share related to the loss of collectibility of a receivable.

Operating Results - First Half

Net sales for the first half of 2005 were $1,235.3 million, compared with $1,270.7 million in the first half of 2004, a decrease of 2.8%. Net earnings were $34.4 million, compared with $49.8 million in the first half of 2004. Diluted net earnings per common share were $0.65 as compared to $0.88 in the first half of 2004.

Included in the 2005 first half net earnings were restructuring, asset impairment and severance charges totaling $10.4 million ($16.0 million before income tax benefits) or $0.19 per diluted common share. Included in the 2004 first half net earnings were restructuring and asset impairment charges of $3.3 million ($5.3 million before income tax benefits) or $0.06 per common share as well as a $0.09 charge related to the loss of collectibility of a receivable.

Management Comments

W. G. (Mickey) Holliman, Chairman and Chief Executive Officer, commented: "Business conditions remained challenging during the quarter. We saw strength at one Brand offset by weakness at another. This quarter the weakness was most pronounced at Broyhill. Several of our Brands, including Thomasville, saw year over year increases in sales, but those increases were not in sufficient amount to offset the weakness at the middle-end.

"We will continue to drive sales by differentiating our Brands from the competition and by focusing on improving the consumers’ furniture shopping experience. We will also seek to improve our earnings performance by identifying the best balance between lower cost sourcing opportunities and domestic manufacturing efficiencies, and by optimizing our logistic efforts. And we will continue to leverage our size and reduce costs by consolidating back-office functions and by pursuing shared services across the Brands."

Mr. Holliman continued, “The Company continues to generate strong cash flow from operations. Since the start of the year the Company has repurchased 1.4 million shares of our common stock at an average cost of $21.18. This brings to 4.8 million the number of shares repurchased since the first quarter of 2004. We expect to remain in the market buying stock on an opportunistic basis using available free cash flow. Our long-term debt, at about $300 million, remains at its target level.”

Outlook

Mr. Holliman concluded, "Business conditions generally remain weak and inconsistent. We are dealing with a number of transitional issues that will, in the near term, be a drag on our earnings. And we see nothing in the marketplace that indicates a meaningful turnaround in business this year. Specifically, with reference to the third quarter we expect net sales to be off in the low single digits against the third quarter of last year and diluted net earnings per common share to be in the 14 to 18 cent range, which includes the effect of 6 cents in previously announced restructuring, asset impairment and severance charges. As is our practice, we will provide an update on our third quarter expectations in early September."

Furniture Brands International is America’s largest home furnishings manufacturer, manufacturing and sourcing its products under six of the best-known brand names in the industry - Broyhill, Lane, Thomasville, Henredon, Drexel Heritage and Maitland-Smith. The company markets its products across a broad spectrum of price categories and distributes its products through an extensive system of independently owned national, regional and local retailers.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include the company's expected earnings per share, the prospects for the overall business environment, and other statements containing the words "expects," "anticipates," "estimates," "believes," and words of similar import. The company cautions investors that any such forward-looking statements are not guarantees of future performance and that certain factors may cause actual results to differ materially from those in the forward-looking statements. Such factors may include: overall business and economic conditions and growth in the furniture industry; changes in customer spending patterns and demand for home furnishings; competitive factors, such as design and marketing efforts by other furniture manufacturers; pricing pressures; success of the marketing efforts of retailers and the prospects for further customer failures; the company's success in furniture design and manufacture; the effects of manufacturing realignments and cost savings programs; and other risk factors listed from time to time in the company's public releases and SEC reports, including but not limited to the most recent reports on Forms 10-Q and 10-K. The company also cautions investors that our forecast for the third quarter of 2005 represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

A conference call will be held to discuss the first quarter results at 7:30 a.m. (Central Time) on July 28, 2005. The call can be accessed at on the company’s website at www.furniturebrands.com.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED OPERATING RESULTS
(Dollars in thousands except per share)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Net sales	$593,753	$593,088	$1,235,318	$1,270,649
Cost of sales	448,417	441,097	926,743	940,893
Gross Profit	145,336	151,991	308,575	329,756
Selling, general and administrative expenses	128,710	122,728	253,428	244,267
Earnings from operations	16,626	29,263	55,147	85,489
Interest expense	2,846	3,934	5,948	8,860
Other income, net	644	467	2,534	1,174
Earnings before income tax expense	14,424	25,796	51,733	77,803
Income tax expense	4,833	9,194	17,358	27,992
Net earnings	$9,591	$16,602	$34,375	$49,811

Net earnings per common share (diluted)	$0.18	$0.30	$0.65	$0.88

Average diluted common shares
Outstanding (in thousands)	52,822	55,921	53,152	56,501

Included in the above Consolidated Statements of Operating Results are charges for restructuring, severance and the loss of collectibility of an accounts receivable from a major customer. The following reconciliation of net earnings shows the breakdown of these charges and their impact on operations. The Company believes the exclusion of these charges provides a meaningful depiction of its ongoing operations.

CONSOLIDATED NET EARNINGS - AS ADJUSTED
(Dollars in thousands except per share)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004

Net earnings	$9,591	$16,602	$34,375	$49,811

Adjustments:
Restructuring charges (1):
Cost of sales	1,119	3,245	3,102	4,845
Selling, general and administrative expenses	10,023	414	10,788	414
Severance (executive)	1,011	-	2,111	-
BHFC write-off	-	8,285	-	8,285
	12,153	11,944	16,001	13,544
Income tax expense	4,254	4,360	5,601	4,944
Net earnings - adjustments	7,899	7,584	10,400	8,600

Adjusted - Net earnings	$17,490	$24,186	$44,775	$58,411

Adjusted - earnings per share - diluted	$0.33	$0.43	$0.84	$1.03

(1)	Restructuring charges include asset impairment charges, severance and other closing costs associated with the previously announced plant shutdowns.

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	June 30,	December 31,
	2005	2004
Assets

Current assets:
Cash and cash equivalents	$85,443	$51,248
Receivables, net	356,989	374,733
Inventories	440,147	444,828
Prepaid expenses and other current assets	39,489	37,316
Total current assets	922,068	908,125
Property, plant and equipment, net	263,835	284,973
Intangible assets	352,768	352,768
Other assets	51,042	41,893
	$1,589,713	$1,587,759

Liabilities and Shareholders’ Equity

Current liabilities:
Accrued interest expense	$458	$538
Accounts payable and other accrued expenses	193,475	196,472
Total current liabilities	193,933	197,010
Long-term debt	301,600	302,400
Other long-term liabilities	137,463	130,866

Shareholders’ equity	956,717	957,483
	$1,589,713	$1,587,759

FURNITURE BRANDS INTERNATIONAL
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net earnings	$9,591	$16,602	$34,375	$49,811
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	11,773	12,606	23,576	25,223
Other, net	9,636	(1,166)	11,140	(838)
(Increase) decrease in receivables	38,595	45,113	17,744	(6,010)
(Increase) decease in inventories	(10,396)	(25,448)	4,681	(15,693)
Increase in prepaid expenses and other assets	(2,648)	(8,282)	(11,822)	(5,562)
(Increase) decrease in accounts payable, accrued
interest expense and other accrued expenses	(11,217)	(31,733)	(2,019)	4,866
(Increase) decrease in net deferred tax liabilities	(521)	(45)	(2,726)	4,647
(Increase) decrease in other long-term liabilities	3,767	2,248	9,324	(8,231)
Net cash provided by operating activities	48,580	9,895	84,273	48,213

Cash flows from investing activities:
Proceeds from the disposal of assets	1,173	2,106	3,312	4,645
Additions to property, plant and equipment	(7,566)	(9,213)	(15,507)	(14,402)
Net cash used by investing activities	(6,393)	(7,107)	(12,195)	(9,757)

Cash flows from financing activities:
Payments of long-term debt	(800)	(800)	(800)	(800)
Proceeds from the issuance of common stock	-	33	-	4,230
Payments of cash dividends	(7,906)	(6,982)	(15,892)	(13,983)
Proceeds from the issuance of treasury stock	3,170	448	3,742	7,478
Payments for the purchase of treasury stock	(19,933)	(37,210)	(24,933)	(50,499)
Net cash used by financing activities	(25,469)	(44,511)	(37,883)	(53,574)

Net increase (decrease) in cash and cash
equivalents	16,718	(41,723)	34,195	(15,118)
Cash and cash equivalents at beginning of period	68,725	98,273	51,248	71,668
Cash and cash equivalents at end of period	$85,443	$56,550	$85,443	$56,550

Supplemental Disclosure:
Cash payments for income taxes, net	$16,950	$24,804	$32,450	$23,650

Cash payments for interest expense	$2,887	$4,799	$6,040	$9,542